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                                    WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                                             COMPUTATION OF EARNINGS PER SHARE

                                           (in thousands, except loss per share)
                                                        (unaudited)

                                                   Three Months Ended
                                        ----------------------------------------
                                          March 31, 1997         March 31, 1996
                                        ------------------    ------------------
Net loss                                      $   (3,210)             $  (1,489)

Dividends on preferred stock                      (3,735)                (3,577)
Accretion of preferred stock discount             (1,615)                (1,615)
                                        ------------------    ------------------

Net loss applicable to common
      and common equivalent shares            $   (8,560)             $  (6,681)
                                        ==================    ==================

Weighted average shares of
     common stock outstanding (a)                  9,168                  8,957
                                        ==================   ===================

Loss per share of common stock                $    (0.93)            $    (0.75)
                                        ==================   ===================




 (a) Because of the net loss applicable to common stock for the three months ended March 31, 1997, and March 31, 1996, the assumed exercise of common stock equivalents has not been included in the computation of weighted average shares outstanding because their effect would be anti-dilutive.




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